Exhibit 21.1

BORQS TECHNOLOGIES, INC.

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Borqs Hong Kong Limited	Hong Kong

Borqs Beijing Limited	People’s Republic of China

Borqs Software Solutions Private Limited	India